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                                                                      Exhibit 21


                         Subsidiaries of the Registrant
                         ------------------------------


Flycast Communications Corporation -- Delaware
Adsmart Corporation -- Delaware
Interstep, Inc. -- Massachusetts
Internet Profiles Corporation -- California
MediaBridge Technologies, Inc. -- Delaware
AdKnowledge Inc. -- California
Focalink Communications Corporation -- California
Engage Technologies Limited -- United Kingdom
Engage Canada Company -- Ontario, Canada
Engage Technologies Japan, KK -- Japan
Engage Australia Pty Limited -- Australia
Engage France SAS -- France
Engage Italia sri -- Italy
Engage Sverige AB -- Sweden